Exhibit 10.2

Amendment to Promissory Note

TEO Foods, Inc.; a Nevada Corporation (the "Obligor") and Sandro Piancone, an individual (the "Holder"), agree to amend that certain Promissory Note for the principal amount of one hundred thousand dollars ($100,000) with an issue date of July 31, 2018.

The Obligor and the Holder agree that the terms “Interest” and "Maturity Date" shall be amended as follows:

Subject to Section 3 hereof, all outstanding Principal shall be due on demand of the Holder in one (1) installment on or after January 3, 2019 (the "Maturity Date")

IN WITNESS WHEREOF, the Obligor and the Holder Agrees and Accepts the terms of this Amendment to the Promissory Note effective as of the 31st day of October 2018.

OBLIGOR:

TEO Foods, Inc.

By: /s/Jeffrey H. Mackay

Jeffrey H. Mackay

President

HOLDER:

Sandro Piancone

By: /s/Sandro Piancone

Name:

Address: